Exhibit 99.1

Smart Balance Announces 2010 Third Quarter Results

Company Reports Higher EPS For the Quarter, Despite Flat Sales
Provides Updated Outlook for the Year

Paramus, N.J. (November 4, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the third quarter ended September 30, 2010.  Net sales were $59.9 million in the third quarter of 2010, compared to net sales of $59.8 million in the third quarter of 2009.  Earnings per share increased to $0.03 in the third quarter of 2010, compared to earnings per share of $0.02 in the year-ago period.

Operating income of $3.4 million in the third quarter of 2010 was essentially even with operating income of $3.5 million in the third quarter of 2009.  Cash operating income for the third quarter of 2010 was $7.6 million, compared with cash operating income of $8.7 million in the year-ago quarter, primarily reflecting a decline in gross profit.  (See the table in this release for a reconciliation of operating income to cash operating income.)

Commenting on the third quarter results, Chairman and Chief Executive Officer Stephen Hughes stated, “We maintained our market share in spreads through the implementation of our three-tier strategy and we improved our market share in enhanced milk, despite the ongoing effects of the economic climate on consumers and the pressure on premium priced products.  In this challenging environment our focus is to control what we can control as highlighted by our management of operating expenses to deliver our cash operating income in-line with internal expectations, despite the disappointing results in net sales.”

2010 Third Quarter Results

Net sales of $59.9 million in the third quarter of 2010 were essentially even with net sales of $59.8 million in the third quarter of 2009.  This performance reflected the growth of the Company’s sales of enhanced milks as well as declines in sales for spreads products and grocery products.

The Company’s enhanced milks sales growth resulted from the national expansion of distribution in 2010 as well as continued growth in the original markets of Florida and the Northeast.

The sales performance of the Company’s spreads products reflected declines in Smart Balance® spreads partially offset by growth of Bestlife™ and Earth Balance® brands, driven by distribution gains and increased case shipments, respectively.

The Smart Balance® spreads sales decline was due  to continued consumer price sensitivity, overall category weakness—similar to other cooking and baking-related categories— and competitive promotional pressure.

The sales performance of the Company’s grocery products reflected a 10% decline in case shipments, stemming from continued consumer price sensitivity and competitive promotional pressure.

According to The Nielsen Company, Inc., the Company grew market share versus year-ago in the spreads category, with a 15.6% share collectively for its Smart Balance®, Earth Balance® and Bestlife™ brands, versus a share in the year-ago period of 15.4%.  Retail sales for the overall spreads category in the food channel declined 10% in dollar terms and 6.4% in unit terms in the third quarter versus the same quarter in 2009.  Market share of the milk category was .35%, compared to .20% in the year-ago period.

Gross profit declined $1.2 million to $28.6 million, or 47.7% of net sales, for the third quarter of 2010, compared with gross profit of $29.8 million, or 49.8% of net sales, in the third quarter of 2009, primarily due to an unfavorable product mix.

Operating income of $3.4 million for the third quarter of 2010 was essentially even with operating income of $3.5 million in the third quarter of 2009, reflecting the benefits of lower stock-based compensation expense and reduced general and administrative expenses, which were offset by the decline in gross profit and higher freight costs.

Cash operating income was $7.6 million in the third quarter of 2010, compared with cash operating income of $8.7 million in the same period last year, reflecting lower gross profit and higher freight costs, partially offset by lower general and administrative expenses.  See the table below for a reconciliation of this non-GAAP measure to operating income.

Reconciliation of Operating Income to Cash Operating Income –Third Quarter

$ in Millions	2010	2009

Operating Income	3.4	3.5
Non-cash charges affecting Operating Income:
Stock-based compensation expense	3.0	4.0
Depreciation	0.3	0.2
Amortization of intangibles	1.0	1.0
Realignment	(0.1)	-
	4.2	5.2
Cash Operating Income	7.6	8.7

Net income increased $0.4 million to $1.7 million, or $0.03 per share, in the third quarter of 2010, compared with $1.3 million, or $0.02 per share, in the year-ago quarter, primarily due to lower interest and stock-based compensation expenses, partially offset by lower gross profit.

During the third quarter, the Company repurchased 0.6 million shares of its common stock at a total cost of $2.3 million.  On a year-to-date basis, the Company repurchased 1.8 million shares of its common stock at a total cost of $7.3 million.

2010 Outlook

The Company indicated that given the lower-than-expected response to-date from its second half promotional programs , it now expects net sales for the full year to be approximately even with net sales in 2009.  The Company’s previous full-year net sales expectation was for growth of 2-4% versus year-ago.

However, despite the lowered sales expectation, the Company expects cash operating income to be within striking distance of its previous estimate of even with year-ago.  This outlook reflects the revised sales volume and mix forecast for the fourth quarter and the Company’s ongoing management of operating expenses.

Commenting on the revised outlook for 2010, Mr. Hughes stated, “We have revised our marketing and promotional plan to navigate the difficult consumer and category environments more effectively in order to achieve our revised forecast for sales and cash operating income for the year.  Looking ahead, we believe the investments we have made in building the Smart Balance brand and extending our portfolio of brands will benefit us in 2011 and beyond, as the operating climate improves.”

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;

•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	sell our products in a competitive environment and with increasingly price sensitive consumers;
•
continue to rely on the estimates or judgments related to our impairment analysis, which if changed could have a significant impact on recoverability of the Company’s goodwill and could have a material impact on its consolidated financial statements; and

•	improve future operations in connection with our realignment program.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milks, Butter Blend Sticks, Sour Creams, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$8,553	$7,538
Accounts receivable, net of allowance of: $274 (2010) and $345 (2009)	13,119	11,970
Accounts receivable - other	1,019	650
Income taxes receivable	-	1,131
Inventories	7,335	5,812
Prepaid taxes	-	405
Prepaid expenses and other assets	9,529	3,392
Deferred tax asset	1,656	462
Total current assets	41,211	31,360
Property and equipment, net	4,744	4,634
Other assets:
Goodwill	244,886	374,886
Intangible assets, net	148,140	151,089
Deferred costs, net	1,587	2,111
Other assets	2,093	985
Total other assets	396,706	529,071
Total assets	$442,661	$565,065
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$23,956	$22,626
Income taxes payable	891	-
Current portion of long term debt	3,350	5,500
Total current liabilities	28,197	28,126
Long term debt	54,650	51,143
Deferred tax liability	40,968	43,824
Other liabilities	2,088	965
Total liabilities	125,903	124,058

Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2010 and 2009) issued and 60,818,156 and 62,630,683 outstanding in 2010 and 2009, respectively	6	6
Additional paid in capital	531,960	523,467
Retained deficit	(207,868)	(82,466)
Treasury stock at cost (2010 - 1,812,527 shares)	(7,340)	-
Total stockholders' equity	316,758	441,007
Total liabilities and stockholders' equity	$442,661	$565,065

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine Months ended September 30, 2010	Nine Months ended September 30, 2009

Net sales	$59,939	$59,806	$179,207	$180,590
Cost of goods sold	31,389	30,045	90,446	94,303
Gross profit	28,550	29,761	88,761	86,287
Operating expenses:
Marketing	9,754	9,952	30,252	27,573
Selling	4,994	4,225	14,614	13,012
General and administrative	10,401	12,126	33,528	36,518
Goodwill impairment	-	-	130,000	-
Total operating expenses	25,149	26,303	208,394	77,103
Operating income (loss)	3,401	3,458	(119,633)	9,184
Other income (expense):
Interest income	-	1	-	3
Interest expense	(841)	(1,237)	(2,553)	(3,573)
Other income (expense), net	222	(135)	(363)	(588)
Total other income (expense)	(619)	(1,371)	(2,916)	(4,158)
Income (loss) before income taxes	2,782	2,087	(122,549)	5,026
Provision for income taxes	1,128	816	2,853	1,618
Net income (loss)	$1,654	$1,271	$(125,402)	$3,408

Income (loss) per share:
Basic	$0.03	$0.02	$(2.02)	$0.05
Diluted	$0.03	$0.02	$(2.02)	$0.05
Weighted average shares outstanding:
Basic	61,154,018	62,630,683	62,076,439	62,630,683
Diluted	61,154,018	62,691,742	62,076,439	62,741,513